10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate July 16, 2007 Jon Swets, CFO 616.494.7645

Holland, Michigan — Macatawa Bank Corporation Reports Second Quarter Earnings

Macatawa Bank Corporation today announced net income for the second quarter of 2007. Net income for the quarter was $4.59 million, or $0.26 per diluted share, compared to net income of $5.76 million, or $0.33 per diluted share, for the second quarter of 2006. Net income for the first six months of 2007 totaled $9.43 million, or $0.54 per diluted share, compared to net income of $10.98 million, or $0.63 per diluted share, for the six months ended June 30, 2006.

“We are disappointed with the decline in our earnings. The weak economic conditions in our markets continue to affect our operating performance,” commented Ben Smith, Chairman and CEO. In particular, a noticeable deterioration in residential land development has had a profound affect on many banks throughout Michigan. “We knew these factors would challenge our earnings and asset growth, but the extent of weakness in this sector and its impact on our performance is greater than expected. While we are seeing signs of increased residential real estate activity, we recognize a sustained improvement will take time to fully benefit the businesses involved with land development,” added Mr. Smith.

Non-performing loans are up $12 million since the end of the first quarter and $24 million since June of last year. Most of these increases were in loans to residential land developers. At June 30, 2007, non-performing loans were approximately $29 million and represented about 1.71% of total loans. “We have instituted additional controls over our credit administration process and have been focused on reviewing our entire commercial portfolio. We continue to work diligently on addressing these loan difficulties to put them behind us,” stated Mr. Smith. Other than residential land development, the Company’s loan portfolios continue to perform well.

The Company opened its 26th branch during the quarter in Cascade on the east side of the greater Grand Rapids metropolitan market. “We are very pleased with the progress of our branch network and other retail delivery systems. We continue to see strong levels of new customers as we expand our market share,” added Mr. Smith. Deposits within the Company’s markets grew $31 million during the quarter, or 9% on an annualized basis, allowing the Company to reduce balances of higher costing deposits from outside its market.

Second quarter net interest income totaled $16.3 million, a decrease of $640,000 compared to the second quarter of 2006. The decrease in net interest income was primarily from a decline in the net interest margin partially offset by an increase in average earning assets. Average earning assets grew by 8% or $151.2 million from the second quarter of 2006 to the second quarter of 2007. The net interest margin was 3.32% for the quarter, down only three basis points from 3.35% for the first quarter of 2007 and 42 basis points from 3.74% for the second quarter of 2006. On a consecutive quarter basis, the decline was primarily from a decrease in the yield on loans related to reduced loan interest associated with non-accrual loans. The cost of funds remained flat on a consecutive quarter basis. The decline in net interest margin from the prior year quarter is primarily because the cost of funds has risen more than the yield on assets.

Non-interest income was $4.0 million for the second quarter of 2007, an increase of $391,000 or 11% compared to the second quarter of 2006. The increase was largely from higher trust fees, partially offset by lower gains on sales of loans. The increase in trust fees primarily relates to customer relationships added from the acquisition of Asset Management Services from Smith & Associates on January 1. Other types of non-interest income grew as well reflecting continued momentum in various service delivery areas.

Non-interest expense was $12.6 million for the quarter as compared to $11.3 million for the second quarter of 2006. The slight increases in salaries and benefits, occupancy and furniture and equipment primarily relate to operating costs associated with the new Asset Management Services group and the opening of four new facilities since the beginning of the year. Despite these significant investments for the future, the Company has been able to successfully manage these overhead components within a tight range. The $876,000 increase in other expense also includes operating costs associated with these new service and facility additions, as well as increases in legal and other carrying costs associated with non-performing assets and an increase of $228,000 in FDIC assessments. The additional FDIC assessments relate to a change by the FDIC in the rate for all banks effective January 1.

The provision for loan losses was $965,000 for the quarter compared to $800,000 for the second quarter of 2006. Annualized net charge-offs were 0.16% of average loans for the quarter compared to 0.01% for the second quarter of 2006. Non-performing assets to total assets were 1.69% at June 30, 2007 compared to 0.98% at March 31, 2007 and 0.38% at June 30, 2006. Of the $35.8 million of non-performing assets at June 30, approximately $6.3 million is other real estate or repossessed assets in which collateral held is considered collectible. The remaining $29.5 million are non-performing loans of which approximately two-thirds are associated with residential land development. The allowance for loan losses was 1.39% of total loans at June 30, 2007 compared to 1.36% at December 31, 2006.

Total assets increased $135.0 million or 7% from June 30, 2006 to $2.12 billion at June 30, 2007. Over the same twelve month period, total loans increased $71.7 million and total deposits increased $88.9 million. Since December 31, 2006, total loans increased $13.3 million and total deposits declined by $6 million. However, deposits within the Company’s market increased $31 million during the quarter and $43 million since December 31, 2006. The Company remained well-capitalized at June 30, 2007 with a total risk-based capital ratio of 10.9%.

“Despite the challenging operating environment, we are gaining market share, continuing to invest in people and technology and constantly improving our operations to become an even stronger bank,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, July 17, 2007, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

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MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended June 30		Six Months Ended June 30

	2007	2006	2007	2006

EARNINGS SUMMARY
Total interest income	$35,683	$32,896	$70,615	$63,137
Total interest expense	19,348	15,921	38,220	29,848

Net interest income	16,335	16,975	32,395	33,289
Provision for loan loss	965	800	1,840	1,500

Net interest income after provision for loan loss	15,370	16,175	30,555	31,789

NON-INTEREST INCOME
Deposit service charges	1,306	1,300	2,448	2,386
Gain on sale of loans	370	511	813	923
Trust fees	1,209	796	2,406	1,622
Other	1,135	1,022	2,088	1,892

Total non-interest income	4,020	3,629	7,755	6,823

NON-INTEREST EXPENSE
Salaries and benefits	6,345	6,293	12,475	12,330
Occupancy	1,020	835	2,075	1,720
Furniture and equipment	933	774	1,825	1,572
Other	4,307	3,431	8,018	6,796

Total non-interest expense	12,605	11,333	24,393	22,418

Income before income tax	6,785	8,471	13,917	16,194
Federal income tax expense	2,195	2,715	4,492	5,217

Net income	$4,590	$5,756	$9,425	$10,977

Basic earnings per share	$0.27	$0.34	$0.55	$0.65
Diluted earnings per share	$0.26	$0.33	$0.54	$0.63
Return on average assets	0.87%	1.18%	0.90%	1.15%
Return on average equity	11.08%	15.53%	11.56%	14.94%
Net interest margin	3.32%	3.74%	3.33%	3.76%
Efficiency ratio	61.93%	55.00%	60.75%	55.89%

	June 30 2007	June 30 2006	December 31 2006

BALANCE SHEET DATA
Assets
Cash and due from banks	$33,192	$43,346	$39,882
Federal funds sold	30,123	-	-
Securities available for sale	194,066	165,964	198,546
Securities held to maturity	1,921	2,715	2,711
Federal Home Loan Bank Stock	12,275	13,910	12,275
Loans held for sale	1,597	2,346	1,547
Total loans	1,724,773	1,653,035	1,711,450
Less allowance for loan loss	23,943	22,145	23,259

Net loans	1,700,830	1,630,890	1,688,191

Premises and equipment, net	64,202	56,569	60,731
Acquisition intangibles	29,166	25,663	25,478
Bank-owned life insurance	22,258	21,279	21,843
Other assets	26,665	18,636	23,612

Total Assets	$2,116,295	$1,981,318	$2,074,816

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$170,308	$174,516	$180,032
Interest-bearing deposits	1,491,378	1,398,585	1,487,525

Total deposits	1,661,686	1,573,101	1,667,557
Federal funds purchased	-	25,701	11,990
FHLB advances	244,760	187,722	192,018
Other borrowings	41,238	41,238	41,238
Other liabilities	5,087	5,657	5,164

Total Liabilities	1,952,771	1,833,419	1,917,967

Shareholders' equity	163,524	147,899	156,849

Total Liabilities and Shareholders' Equity	$2,116,295	$1,981,318	$2,074,816

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	2007	2006

EARNINGS SUMMARY
Net interest income	$16,335	$16,059	$17,045	$17,083	$16,975	$32,395	$33,289
Provision for loan loss	965	875	5,725	490	800	1,840	1,500
Total non-interest income	4,020	3,735	3,851	3,503	3,629	7,755	6,823
Total non-interest expense	12,605	11,787	11,237	11,257	11,333	24,393	22,418
Income taxes	2,195	2,297	1,089	2,830	2,715	4,492	5,217
Net income	$4,590	$4,835	$2,845	$6,009	$5,756	$9,425	$10,977

Basic earnings per share	$0.27	$0.28	$0.17	$0.35	$0.34	$0.55	$0.65
Diluted earnings per share	$0.26	$0.28	$0.16	$0.35	$0.33	$0.54	$0.63

MARKET DATA
Book value per share	$9.52	$9.49	$9.20	$9.11	$8.69	$9.52	$8.69
Market value per share	$15.91	$17.52	$20.25	$21.80	$22.28	$15.91	$22.28
Average basic common shares	17,191,063	17,221,595	17,038,967	17,025,110	17,010,181	17,195,050	16,990,802
Average diluted common shares	17,405,018	17,499,098	17,380,901	17,385,741	17,369,238	17,443,100	17,390,749
Period end common shares	17,170,235	17,226,564	17,044,838	17,032,766	17,015,456	17,170,235	17,015,456

PERFORMANCE RATIOS
Return on average assets	0.87%	0.93%	0.56%	1.20%	1.18%	0.90%	1.15%
Return on average equity	11.08%	12.06%	7.17%	15.69%	15.53%	11.56%	14.94%
Net interest margin (FTE)	3.32%	3.35%	3.55%	3.62%	3.74%	3.33%	3.76%
Efficiency ratio	61.93%	59.55%	53.78%	54.68%	55.00%	60.75%	55.89%

ASSET QUALITY
Net charge-offs	$711	$445	$4,894	$208	$46	$1,156	$346
Nonperforming loans	$29,470	$16,985	$22,290	$5,768	$5,781	$29,470	$5,781
Other real estate and repossessed assets	$6,302	$3,891	$3,293	$2,758	$1,725	$6,302	$1,725
Nonperforming loans to total loans	1.71%	0.99%	1.30%	0.34%	0.35%	1.71%	0.35%
Nonperforming assets to total assets	1.69%	0.98%	1.23%	0.42%	0.38%	1.69%	0.38%
Net charge-offs to average loans (annualized)	0.16%	0.10%	1.16%	0.05%	0.01%	0.13%	0.04%
Allowance for loan loss to total loans	1.39%	1.38%	1.36%	1.33%	1.34%	1.39%	1.34%

CAPITAL & LIQUIDITY
Average equity to average assets	7.83%	7.71%	7.77%	7.62%	7.61%	7.78%	7.68%
Tier 1 capital to risk-weighted assets	9.57%	9.53%	9.49%	9.59%	9.49%	9.57%	9.49%
Total capital to risk-weighted assets	10.93%	10.89%	10.85%	10.95%	10.85%	10.93%	10.85%
Loans to deposits + other borrowings	90.47%	90.26%	92.03%	91.69%	93.88%	90.47%	93.88%

END OF PERIOD BALANCES
Total portfolio loans	$1,724,773	$1,721,192	$1,711,450	$1,682,359	$1,653,035	$1,724,773	$1,653,035
Earning assets	1,966,563	1,972,111	1,921,735	1,897,447	1,841,812	1,966,563	1,841,812
Total assets	2,116,295	2,120,043	2,074,816	2,041,031	1,981,318	2,116,295	1,981,318
Deposits	1,661,686	1,639,332	1,667,557	1,632,816	1,573,101	1,661,686	1,573,101
Total shareholders' equity	163,524	163,406	156,849	155,125	147,899	163,524	147,899

AVERAGE BALANCES
Total portfolio loans	$1,732,553	$1,713,204	$1,686,139	$1,664,378	$1,626,102	$1,722,932	$1,594,863
Earning assets	1,967,055	1,937,392	1,903,566	1,873,191	1,815,807	1,952,305	1,780,078
Total assets	2,114,974	2,078,501	2,042,005	2,010,840	1,949,399	2,096,838	1,913,257
Deposits	1,645,849	1,645,806	1,616,606	1,605,567	1,556,712	1,645,828	1,537,194
Total shareholders' equity	165,702	160,348	158,716	153,147	148,252	163,040	146,953